Exhibit 10.19

Lon F. Povich

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 3rd day of June 2007 between Lon F. Povich, whose address is 9 Southwick Circle, Wellesley, Massachusetts 02481 (“Executive”), and BJ’ s Wholesale Club, Inc., a Delaware corporation, whose principal office is One Mercer Road, Natick, Massachusetts (“Employer” or “Company”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company;

WHEREAS, the Company and Executive desire to amend and restate the April 2007 Agreement for the mutual benefit of both parties thereto; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged by each party, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment and Duties.

1.1 Employment.

(a) Commencing on June 3, 2007 (the “Effective Date”), the Company agrees to employ Executive and the Executive agrees to be employed by the Company for a period of five (5) years, ending on June 3, 2012 (“Initial Term”).

(b) The Initial Term of this Agreement, and the employment of Executive hereunder by the Company, may be renewed or extended for such period or periods as may mutually be agreed upon by the Company and the Executive in writing. If this Agreement is not renewed and extended prior to the expiration of the Initial Term, this Agreement automatically shall terminate at the expiration of the Initial Term.

1.2 Duties. As of the Effective Date, Executive shall serve the Company as its Executive Vice President, General Counsel and Secretary to serve in such capacity or other capacities as designated by the Board of Directors, the Chief Executive Officer (“CEO”) or his designee from time to time. During the term of this Agreement, the Executive shall serve the Company faithfully, diligently and to the best of his ability and shall devote substantially all of his business time, energy and skill to the affairs of the Company as necessary to perform the duties of his position, and he shall not assume a position in any other business without the express written permission of the CEO; provided that the Executive may upon disclosure to the

CEO (i) serve in any capacity with charitable or not-for-profit enterprises so long as there is no material interference with the Executive’s duties to the Company and (ii) make any passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit Executive’s participation in any of the foregoing endeavors if the CEO believes, in his sole and exclusive discretion, that the time being spent on such activities infringes upon, or is incompatible with, the Executive’s ability to perform the duties under this Agreement.

2. Compensation and Benefits.

2.1 Base Salary. Executive shall receive a Base Salary at the rate of $375,000 per year. Such Base Salary shall be subject to periodic adjustment from time to time as determined by the Board of Directors in its sole discretion. Base Salary shall be payable in such manner and at such times as the Company shall pay base salary to other similarly situated executive employees.

2.2 Policies and Fringe Benefits. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. The Executive shall be eligible to participate in all benefit programs that the Company establishes and makes available to all of its executives on such terms as the Board of Directors shall determine, if any, to the extent that the Executive meets the eligibility requirements to participate as set forth in the applicable plan or policy. Nothing herein limits the Company’s right to modify, change, limit eligibility or discontinue any plan or policy at any time, with or without prior notice.

2.3 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and appropriate travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

2.4 Withholding. All salary and other compensation payable to the Executive pursuant to this Agreement shall be subject to applicable taxes and withholdings.

3. Termination of Employment and Benefits Upon Termination.

3.1 General. Executive’s employment pursuant to this Agreement shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of disability, (iii) a termination by the Company with or without Cause, (iv) a termination by the Executive, or (v) expiration of the Initial Term and any renewals or extensions thereof, unless at the expiration of such Initial Term, renewals or extensions thereof the Company determines that Executive’s employment will continue under separate terms and conditions. Whenever the Executive’s employment shall terminate, and regardless of the reason for such termination, effective that same date he shall resign all offices, appointments and/or other positions Executive may hold with the Company including, but not limited to, any parent corporation, subsidiaries or divisions of the Company or any such parent.

3.2 Termination Due to Death. Executive’s employment shall automatically terminate upon the date of Executive’s death. No compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

(a) (i) all amounts earned but unpaid hereunder through the date of termination with respect to salary, automobile allowance and vested but unused vacation; (ii) to the extent not already paid, any amounts to which Executive is entitled under the Company’s annual incentive compensation plan for the fiscal year ended immediately prior to the date of termination; (iii) his vested account balance under the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Salaried Employees; and (iv) any unreimbursed expenses incurred in accordance with Company policy (collectively, “Earned Obligations”);

(b) any amounts the Executive would have been entitled to receive under the Company’s annual incentive compensation plan had the Executive remained employed by the Company until the end of the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year). All such amounts, if any, will be paid to the Executive’s estate at the same time as other incentive compensation plan payments for the year in which the termination occurs are paid; and

(c) any payments or benefits under other plans of the Company to the extent such plans provide for benefits following Executive’s death.

3.3 Termination Due to Disability. Executive’s employment may be terminated by reason of Executive’s disability, upon notice to Executive, in the event of the inability of Executive to perform his duties hereunder by reason of disability, whether by reason of injury (physical or mental), illness (physical or mental) or otherwise, incapacitating Executive for a continuous period exceeding one hundred twenty (120) days, as certified by a physician selected by Executive and the Company in good faith. No compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

(a) all Earned Obligations;

(b) any amounts the Executive would have been entitled to receive under the Company’s annual incentive compensation plan had the Executive remained employed by the Company until the end of the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year). All such amounts, if any, will be paid at the same time as other incentive compensation plan payments for the year in which the termination occurs are paid; and

(c) any payments or benefits under other plans of the Company to the extent such plans provide for benefits following a termination of employment due to disability.

3.4 Termination by the Company for Cause or by the Executive. The Company may terminate the Executive’s employment at any time for Cause by providing Executive notice of such termination. For the purpose of this Agreement, termination by the Company for Cause shall refer to the Company’s termination of the Executive’s employment because it has determined, in its sole and exclusive discretion, that he has: (i) refused or failed to devote his full normal working time, skills, knowledge, and abilities to the business of the Company and in promotion of its interests or he has failed to fulfill directives of the CEO, the CEO’s designee or the Board of Directors; (ii) engaged in activities involving dishonesty, willful misconduct, willful violation of any law, rule, regulation or policy of the Company or breach of fiduciary duty; (iii) committed larceny, embezzlement, conversion or any other act involving the misappropriation of the Company’s funds or property; (iv) been convicted of any crime which reasonably could affect in an adverse manner the reputation of the Company or Executive’s ability to perform his duties hereunder; (v) been grossly negligent in the performance of his duties; or (vi) materially breached this Agreement including, but not limited to, his obligations set forth in Sections 4 and 5 below. If Executive’s employment terminates pursuant to this Section 3.4 by the Company for Cause or by reason of the Executive’s resignation at any time, Executive shall only receive the Earned Obligations, if any, through his termination date. Nothing herein waives any rights the Company may have for damages or equitable relief.

3.5 Termination by the Company Without Cause. The Company may terminate Executive’s employment without Cause at any time effective upon Executive’s receipt of notice of such termination. No compensation or other benefits shall be payable to or accrue to Executive in the event of his termination without cause except as follows:

(a) all Earned Obligations;

(b) Subject to the Executive entering into a binding and irrevocable release of claims and separation agreement prepared by the Company, the Executive shall be eligible to receive:

(1) continuation of Base Salary for a period of twenty-four (24) months (the “Severance Period”), payable in such manner and at such times as Executive’s Base Salary was being paid immediately prior to such termination;

(2) if the Executive elects to continue to participate in the Company’s medical and/or dental plans for team members pursuant to a valid COBRA election (and if and only if such participation is legally and contractually permissible), an amount equal to the difference between the Executive’s actual COBRA premium costs and the amount the Executive would have paid had Executive continued coverage as an employee under the Company’s applicable health plans without regard to the pre-tax benefits the Executive would have received under the BJ’s Wholesale Club, Inc. Flexible Benefits Plan provided, however, that the Company’s obligations under this clause 3.5(b)(2) shall (A) not extend beyond the Severance Period, (B) be eliminated if the Executive discontinues COBRA benefits or (C) be reduced or eliminated to the extent that Executive receives similar coverage and benefits under the plans and programs of a subsequent employer or entity or becomes eligible for similar coverage under a spouse’s employer;

(3) any amounts Executive would have been entitled to receive under the Company’s annual incentive compensation plan had the Executive remained employed by the Company until the end of the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year). All such amounts, if any, will be paid at the same time as other incentive compensation plan payments for the year in which the termination occurs are paid; and

(c) payments or benefits under other plans of the Company to the extent that the plans provide for benefits following a termination of employment.

Notwithstanding the foregoing, the payments and benefits described in Section 3.5(b) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive (i) becomes employed by Wal-Mart Stores, Inc., Costco Wholesale Corporation, Sam’s Clubs, or any of their respective subsidiaries or affiliates; or (ii) breaches any provision of Sections 4 or 5 of this Agreement.

4. Non-Competition and Non-Solicitation.

4.1 Restricted Activities. While the Executive is employed by the Company and for a period of twenty-four (24) months after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business. A business or enterprise shall be deemed competitive if it shall operate a chain of membership warehouse clubs (by way of example, but not limitation, Sam’s Club or Costco), warehouse stores selling food and/or general merchandise that includes a warehouse store located within 10 miles of any “then existing” BJ’s Wholesale Club warehouse store, or any other business that competes with the Company. Competitive business or enterprise also includes any store or business operated or owned by Wal-Mart Stores, Inc., Costco Wholesale Corporation, or any of the respective affiliates thereof. The term “then existing” shall refer to any such warehouse store that is, at the time of termination of the Executive’s employment, operated by the Company or any of its subsidiaries or divisions or under lease for operation as aforesaid; or

(b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of the Executive’s employment with the Company; provided that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer at the time of such solicitation, hiring or employment.

4.2 Extension of Restrictions. If the Executive violates the provisions of Section 4.1, the twenty-four (24) month period referred to in Section 4.1 shall recommence and the Executive shall continue to be bound by the restrictions set forth in Section 4.1 until a period of twenty-four (24) months has expired without any violation of such provisions.

4.3 Interpretation. If any restriction set forth in Section 4.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.4 Equitable Remedies. The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 4 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 4, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

5. Proprietary Information.

5.1 Proprietary Information.

(a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an executive officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

5.2 Equitable Remedies. The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 5, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

6. Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.

7. Miscellaneous.

7.1 Notices. Any notice delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 7.1.

7.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

7.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof), except as may be preempted by ERISA. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him/her.

7.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 4.1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

7.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

7.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

* * * * *

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BJ’S WHOLESALE CLUB, INC.

/s/ Herbert J Zarkin		/s/ Lon F. Povich
Herbert J Zarkin Chairman of the Board Chief Executive Officer and President		Lon F. Povich Executive Vice President, General Counsel and Secretary

ATTEST:	/s/ Carol Levine	WITNESS:	/s/ Carol Levine

SCHEDULE A

Agreements containing Restrictive Covenants

Schedule A

Executive’s initials